Exhibit 10.22

Revolving Note
$15,000,000.00
Date: December 28, 2011

Promise to Pay. On or before June 30, 2014, for value received, Platinum Energy Solutions, Inc., a Nevada corporation (“Borrower”), promises to pay to JPMorgan Chase Bank, N.A., whose address is 600 Jefferson Street, Suite 300 Lafayette, LA 70501 (the “Bank”) or order, in lawful money of the United States of America, the sum of Fifteen Million and 00/100 Dollars ($15,000,000.00) or so much thereof as may be advanced and outstanding, plus interest on the unpaid principal balance at the rate or rates set forth in the Credit Agreement, which interest is assessed on the unpaid principal balance of this Note as outstanding from time to time, commencing on the date hereof, and at the Bank’s option at the rate of 3.00% per annum above the applicable note rate(s) upon the occurrence of any default under this Note, whether or not Bank elects to accelerate the maturity of this Note, from the date such increased rate is imposed by Bank.

Definitions. As used in this Note, the following term has the following meaning:

“Credit Agreement” means that certain Credit Agreement dated of even date herewith by and among Borrower, Platinum Pressure Pumping, Inc., and Bank, as the same may be amended and/or restated from time to time and in effect.

Interest Accruals. For LIBOR Rate advances, interest will be computed on the unpaid principal balance from the date of each borrowing, computed on the basis of the actual number of days elapsed in a year of 360 days. For CBFR Advances, interest will be computed on the unpaid principal balance from the date of each borrowing, computed on the basis of the actual number of days elapsed in a year of 365/366 days.

Payment. Until maturity, the Borrower will pay consecutive monthly installments of interest only commencing January 31, 2012, and continuing on the same day of each month thereafter. On June 30, 2014, all outstanding principal and accrued unpaid interest shall be due and payable. In addition, during each 12-month period commencing on the date of this Note, the Borrower shall pay the outstanding indebtedness under this Note to $0.00 and maintain such $0.00 balance for a period of 30 consecutive days.

The Borrower shall make all payments on this Note and the other Related Documents, without setoff, deduction, or counterclaim, to the Bank at the Bank’s address above or at such other place as the Bank may designate in writing. If any payment of principal or interest on this Note shall become due on a day that is not a Business Day, the payment will be made on the next succeeding Business Day. Payments shall be allocated among principal, interest and fees at the discretion of the Bank unless otherwise agreed or required by applicable law. Acceptance by the Bank of any payment that is less than the payment due at that time shall not constitute a waiver of the Bank’s right to receive payment in full at that time or any other time.

Authorization for Direct Payments (ACH Debits). To effectuate any payment due under this Note or under any other Related Documents, Borrower hereby authorizes the Bank to initiate debit entries to Account Number             at the Bank and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until the Bank has received written notification from Borrower of its termination in such time and in such manner as to afford the Bank a reasonable opportunity to act on it. Borrower represents that the Borrower, is and will be the owner(s) of all funds in such account. Borrower acknowledges: (1) that such debit entries may cause an overdraft of such account which may result in the Bank’s refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that the Bank is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

Late Fee. Any principal or interest which is not paid within 10 days after its due date (whether as stated, by acceleration or otherwise) shall be subject to a late payment charge of five percent (5.00%) of the total payment due, in addition to the payment of interest, up to the maximum amount of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) per late charge. The Borrower agrees to pay and stipulate that five percent (5.00%) of the total payment due is a reasonable amount for a late payment charge. The Borrower shall pay the late payment charge upon demand by the Bank or, if billed, within the time specified.

Credit Facility. Reference is hereby made to the Credit Agreement for provisions, limitations, and procedures concerning availability of funds under this Note. Notwithstanding anything herein contained to the contrary, the maximum aggregate amount of all Advances (as defined in the Credit Agreement) at any time outstanding under this Note (and Lender’s obligation to advance hereunder) shall not exceed the Borrowing Base Amount (as defined in the Credit Agreement) then in effect. Borrower may request, obtain and direct the disbursement of such Advances. This Note evidences the Borrower’s obligation to repay those Advances. The aggregate principal amount of debt evidenced by this Note is the amount reflected from time to time in the records of the Bank. Until the earliest to occur of maturity, any default, event of default, or any event that would constitute a default or event of default but for the giving of notice, the lapse of time or both, Borrower may borrow sums under this Note, and may repay those sums at any time, at its option, subject to the terms of the Related Documents. Capitalized terms that are used but not defined herein, are used as defined in the Credit Agreement.

Events of Default/Acceleration. The occurrence of any of the events set forth in Section 7.1 of the Credit Agreement shall constitute an Event of Default under this Note. If the Event of Default is a non-payment or non-monetary default that can be cured, Bank agrees to provide written notice of such default to Borrower and Borrower will have thirty (30) days (from its receipt of the default notice) to cure such default. Upon the expiration of such cure period for such non-monetary or non-payment defaults and for all other defaults, this Note shall become due immediately upon such occurrence without further notice, at the Bank’s option.

Interest After Default. Upon the occurrence of an Event of Default which has not been cured after the expiration of all applicable cure periods, including failure to pay upon final maturity, Bank, at its option, and if permitted under applicable law, may do one or both of the following: (a) increase the applicable interest rate on this Note 3.00 percentage points, and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). The interest rate will not exceed the maximum rate permitted by applicable law.

Remedies. If this Note is not paid at maturity, whether by acceleration or otherwise and any applicable cure period for a non-payment or non-monetary default, if applicable, has expired, the Bank shall have all of the rights and remedies set forth in the Credit Agreement and other Related Documents.

Waivers. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of this Note is effective unless it is in writing and signed by the Person against whom it is being enforced.

Governing Law and Venue. This Note shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to its laws of conflicts). Borrower agrees that any legal action or proceeding with respect to any of its obligations under this Note may be brought by the Bank in any state or federal court located in New York County, New York, as the Bank in its sole discretion may elect. By the execution and delivery of this Note, Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. Borrower waives any claim that the State of New York is not a convenient forum or the proper venue for any such suit, action or proceeding.

Miscellaneous. In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of a Borrower under this Note would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Borrower’s liability under this Note, then, notwithstanding any other provision of this Note to the contrary, the amount of such liability shall, without any further action by such Borrower or the Bank, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding. This Note binds the Borrower and its respective successors, and benefits the Bank, its successors and assigns. Any reference to the Bank includes any holder of this Note. This Note is subject to the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the loan evidenced hereby is made and is to be repaid. The terms and provisions of the Credit Agreement are hereby incorporated and made a part hereof by this reference thereto with the same force and effect as if set forth at length herein. No reference to the Credit Agreement and no provisions of this Note or the Credit Agreement shall alter or impair the absolute and unconditional obligation of the Borrower to pay the principal and interest on this Note as herein prescribed. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Section headings are for convenience of reference only and do not affect the interpretation of this Note. Any notices and demands under or related to this Note shall be in writing and delivered to the intended party as provided in the Credit Agreement. This Note and the other Related Documents embody the entire agreement among the Borrower and the Bank regarding the terms of the loan evidenced by this Note and supercede all oral statements and prior writings relating to that loan. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion. The rights of the Bank under this Note and the other Related Documents are in addition to other rights (including without limitation, other rights of setoff) the Bank may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Bank. If any provision of this Note cannot be enforced, the remaining portions of this Note shall continue in effect. The Borrower agree that the Bank may provide any information or knowledge the Bank may have about any Borrower or about any matter relating to this Note or the Related Documents to JPMorgan Chase & Co., or any of its Subsidiaries or Affiliates or their successors, or to any one or more purchasers or potential purchasers of this Note or the Related Documents. The Borrower agree that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in this Note to one or more purchasers whether or not related to the Bank.

Government Regulation. Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by the Bank at any time to enable the Bank to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When the Borrower opens an account, if Borrower is an individual, the Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow the Bank to identify Borrower, and if any Borrower is not an individual, the Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow the Bank to identify Borrower. The Bank may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.

WAIVER OF SPECIAL DAMAGES. BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

JURY WAIVER. BORROWER AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE OTHER RELATED DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING EVIDENCED BY THIS NOTE.

Borrower:

ADDRESS: 2100 WEST LOOP SOUTH, SUITE 1601 HOUSTON, TX 77027	Platinum Energy Solutions, Inc.

	By:	/s/ J. Clarke Legler

J. Clarke Legler CFO
PRINTED NAME TITLE

	DATE	SIGNED: December 28, 2011